Exhibit 99.1

Contacts:

Media Relations	Media/Investor Relations
Bobbie Collins	Brian Beades
212-810-8155	212-810-5596
Bobbie.Collins@blackrock.com	Brian.Beades@blackrock.com

BlackRock Announces Appointment of Thomas Montag to Board of Directors

New York, April 7, 2011 — BlackRock, Inc. (NYSE:BLK) today announced that Thomas K. Montag, President of Global Banking and Markets at Bank of America, has joined the Company’s Board of Directors. Concurrent with Mr. Montag’s appointment, Sallie Krawcheck and Mark Linsz have left the Board.

“BlackRock has made tremendous progress in expanding our well-established business within Bank of America’s Global Wealth & Investment Management business and that mutual commitment steadfastly remains,” commented Laurence D. Fink, Chairman and CEO. “At the same time, Bank of America’s reduced ownership position in BlackRock has created greater trading flexibility between the two firms that will benefit BlackRock’s clients. We are very pleased to welcome Tom as a Board member and thank Sallie and Mark for their many contributions to BlackRock.”

The Global Banking and Markets business of Bank of America provides services in M&A, equity and debt capital raising, lending, trading, risk management, research, and liquidity and payments management. Mr. Montag has extensive industry knowledge, with over two decades of experience in financial markets throughout the world. He joined Merrill Lynch as executive vice president and head of global sales and trading in 2008, prior to the company’s merger with Bank of America. Before that, Mr. Montag was with Goldman Sachs Group, Inc., for over 20 years where most recently he served as co-head of the global securities business and a member of the company’s Management Committee and Equities/FICC Executive Committee.

With today’s announcements, BlackRock’s Board of Directors has 18 members, 11 of whom are independent and not affiliated with the Company.

Additional information about BlackRock’s Board of Directors, including Mr. Montag’s extended bio, can be found in the “Investor Relations” section of www.blackrock.com.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2010, BlackRock’s AUM was $3.561 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of December 31, 2010, the firm has approximately 9,100 employees in 25 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

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